Exhibit 10.1(k)

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, THE “SUBORDINATION AGREEMENT”), DATED AS OF NOVEMBER 14, 2005, AMONG EVOLVING SYSTEMS, INC., A DELAWARE CORPORATION, THE OTHER OBLIGORS (AS DEFINED THEREIN), THE JUNIOR CREDITORS (AS DEFINED THEREIN) AND CAPITALSOURCE FINANCE LLC, AS AGENT FOR THE LENDERS FROM TIME TO TIME A PARTY TO THE CREDIT AGREEMENTS (AS DEFINED THEREIN), ALL AS MORE PARTICULARLY DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

$ Principal Amount	November 14, 2005

SUBORDINATED NOTE

EVOLVING SYSTEMS, INC.

FOR VALUE RECEIVED, EVOLVING SYSTEMS, INC., a Delaware corporation (“Maker”), having its principal place of business at 9777 Mount Pyramid Court, Englewood, Colorado 80112, hereby promises to pay to the order of [Insert Name of Payee] (“Payee”), having an address at [Insert Address of Payee], the principal sum of                      Dollars ($                    ) in lawful money of the United States of America on or before May 16, 2011 (the “Maturity Date”).

1.             Definitions; Interpretations.  In addition to other terms defined elsewhere in this Note, the capitalized terms set forth in Schedule 1 attached hereto and incorporated herein by reference shall have the meanings set forth therein unless defined elsewhere herein or the context otherwise clearly requires.  Except as otherwise provided herein, financial and accounting terms used elsewhere in this Note shall be defined in accordance with GAAP.

2.             Payments of Principal and Interest.  On each Quarterly Payment Date, so long as the payment is otherwise permitted under the terms of the Subordination Agreement, Payee shall receive a payment consisting of principal and accrued and unpaid interest equal to Payee’s Pro Rata Share of Maker’s Available Cash for Payment, if any. All payments shall be applied first to accrued and unpaid interest and then to principal outstanding under this Note. On each Quarterly Payment Date, Maker shall deliver to Payee a certificate of the chief financial officer of Maker setting forth in reasonable detail a calculation of Maker’s Available Cash for Payment for the most recently ended fiscal quarter.

3.             Pre-Default Interest Rate.  So long as no Event of Default (as hereinafter defined) has occurred and is continuing, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to eleven percent (11%).  From and after January 1, 2008, so long as no Event of Default has occurred and is continuing, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to fourteen percent (14%).  To the extent not paid when due, interest shall be compounded quarterly until paid.

4.             Post-Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at a rate per annum (the “Default Rate”) equal to two percent (2%) in excess of the interest rate then payable pursuant to Section 3 of this Note.

5.             Optional Prepayment.  From and after the date hereof, Maker may prepay the Notes in whole or in part and Payee will be entitled to an amount equal to Payee’s Pro Rata Share of such prepayment.  There shall be no premium or penalty in connection with any prepayment.  Such prepayment shall include all accrued and unpaid interest on the principal amount of such prepayment.  Each such prepayment shall be applied first against accrued and unpaid interest, if any, and then against outstanding principal under this Note.

6.             Payment Upon Change of Control.  On or before the date that is ten (10) business days prior to Maker’s mailing of a stockholder proxy and notice of a stockholder meeting in connection with a stockholder meeting called for the purpose of approving a Capital Transaction, Maker shall provide Payee with written notice of the proposed Capital Transaction (the “Transaction Notice”).  The Transaction Notice shall describe in reasonable detail the terms and conditions of the Capital Transaction and the consideration to be paid upon the consummation of the Capital Transaction.  In the event the Capital Transaction would result in a Change of Control of Maker, then as a condition of such Capital Transaction, provision shall be made in the definitive documentation to be executed by the parties to such Capital Transaction whereby Payee may exercise its rights as set forth in this Section 6.  Upon a Change of Control of Maker, Payee, in its sole discretion, shall have the right to declare the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, due and payable immediately following consummation of the Change of Control.  Maker shall pay to Payee said amounts within two (2) business days following consummation of the Change of Control; provided that Payee must exercise the payment option set forth in this Section 6 within forty-five (45) days after receipt of a written notice from Maker regarding the Change of Control, which notice shall describe in reasonable detail the terms and conditions of the Change of Control and the consideration to be paid upon the consummation of the Change of Control.

7.             Affirmative Covenants.  Maker covenants and agrees that, so long as any Indebtedness is outstanding hereunder, it shall comply, and shall cause its Subsidiaries (to the extent applicable) to comply, with each of the following (unless otherwise consented to in writing by a Super Majority of Payees), provided, however, except for the provisions of subsections (a), (c), (d) and (h), none of the provisions of this Section 7 shall be applicable to Maker until the Payment in Full of the Senior Debt (as such terms “Payment in Full” and Senior Debt” are defined in the Subordination Agreement):

(a)           Upon the request from time to time of any Requesting Holder, (i) provide such Requesting Holder and its representatives (at Maker’s expense) access to Maker’s books and records and to any of Maker’s and its Subsidiaries’ properties or assets upon three (3) days’ advance notice and during regular business hours in order that such Requesting Holder or its representatives may make such audits and examinations and make abstracts from such books, accounts, records and other papers of Maker and its Subsidiaries, provided, however, that the same Requesting Holder may conduct such inspections and examinations no more frequently than twice in any 12-month period, unless an Event of Default has occurred and is continuing, in which case none of the Requesting Holders shall be so limited, and (ii) upon reasonable advance notification to Maker, permit such Requesting Holder or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as such Requesting Holder may deem appropriate, including without limitation, for the purpose of verifying any certificate delivered by Maker to Payee under Section 2 hereof, provided that any such parties are a party to, or bound by, an acceptable non-disclosure agreement.  Each Requesting Holder shall conduct at least one meeting with an executive officer of Maker in the course of each such inspection and examination or discussion with officers or independent accountants.

(b)           Comply with all laws, ordinances or governmental rules or regulations to which it is subject, and shall obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, except where the failure to so comply or obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

(c)           Except as otherwise permitted under Section 8 of this Note, at all times preserve and keep in full force and effect (i) its corporate existence and (ii) take all reasonable action to maintain all rights and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so in the case of clause (ii) of this Section 7(c) would not reasonably be expected to have a Material Adverse Effect.

(d)           Furnish to Payee notice of the occurrence of any Event of Default within five (5) business days after it becomes known to any of Maker’s Authorized Officers.

(e)           File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that Maker need not pay any such tax or assessment if the amount, applicability or validity thereof is contested by Maker on a timely basis in good faith and in appropriate proceedings, and Maker has established adequate reserves therefor in accordance with GAAP on it books.

(f)            Operate Maker’s Business (as defined in Section 8(m) of this Note) in the ordinary course of business except as provided herein.

(g)           In any fiscal year, increase the Compensation of Executive Officers of Maker only with the unanimous consent of the Compensation Committee.

(h)           Deliver promptly to Payee written notice of the occurrence of an “event of default” under and as defined in either of the Senior Credit Agreements describing in reasonable detail the nature of such event of default.

8.             Negative Covenants.  Maker covenants and agrees that so long as any Indebtedness is outstanding hereunder, neither it nor any of its Subsidiaries shall undertake any of the following without obtaining the prior written consent of a Super Majority of Payees, provided, however, except for the provisions of subsections (a), (j), (k) and (l), none of the provisions of this Section 8 shall be applicable to Maker until the Payment in Full of the Senior Debt (as such terms “Payment in Full” and Senior Debt” are defined in the Subordination Agreement):

(a)           voluntarily liquidate, dissolve or wind up, except for the liquidation, dissolution and winding-up of Telecom Software Enterprises, LLC (“TSE”) (including, without limitation, any liquidation, dissolution or winding-up of TSE by means of a merger of TSE with and into Maker, with Maker as the surviving entity);

(b)           pay, declare or set aside any sums for the payment of any dividends, or make any distributions on, any shares of its capital stock or other securities or make prepayments of principal on any Indebtedness except in the case of the following (each, a “Permitted Payment”):

(i)            prepayments of principal or payments of interest on:  (A) any of the Notes; (B) any Indebtedness incurred under the Working Capital Exclusion as provided in Section 8(e)(v) of this Note; provided that there is no Event of Default under this Note; (C) promissory notes issued to Peter McGuire and Lisa Marie Maxson pursuant to the Acquisition Agreement dated October 15, 2004 by and among Maker, Peter McGuire and Lisa Marie Maxson (collectively, the “TSE

Promissory Notes”); provided that there is no Event of Default under this Note; or (D) any Indebtedness permitted under Section 8(e)(xi), 8(e)(xii) or 8(e)(xiii);

(ii)           dividends or distributions payable in the common stock of Maker or any of its Subsidiaries;

(iii)          payments in accordance with any Series B Approved Plan (as such term is defined in the Series B Designation);

(iv)          dividends or distributions payable by any of Maker’s Subsidiaries to Maker or any other Subsidiary of Maker; and

(v)           regularly scheduled payments of principal on Indebtedness permitted under Section 8(e);

(c)           purchase, acquire or obtain (i) any capital stock or other proprietary interest, directly or indirectly, in any other entity or (ii) all or a substantial portion of the business or assets of another Person for consideration (including assumed liabilities) other than Investments permitted under Section 8(i) and Permitted Acquisitions;

(d)           (i)            sell or transfer all or a substantial portion of its assets to another Person; (ii) sell, transfer or otherwise dispose of any notes receivable or accounts receivable, with or without recourse; or (iii) sell, lease, transfer or otherwise dispose of any asset or group of assets (other than as described in clause (ii) above), except:

(i)            sales of inventory in the ordinary course of business;

(ii)           sales or liquidations of Investments permitted by Section 8(i);

(iii)          (A) sales or other dispositions of property by any Subsidiary of Maker to Maker or to any other Subsidiary and (B) sales or other dispositions of property by Maker to any if its Subsidiaries;

(iv)          sales or other dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, or other assets not practically usable in the business of Maker or its Subsidiaries; provided that the aggregate amount of such sales or dispositions does not exceed $250,000 in any fiscal year of Maker;

(v)           Licenses of intellectual property of Maker or its Subsidiaries in the ordinary course of business and which would not otherwise reasonably result in a Material Adverse Effect; and

(vi)          sales, transfers or other dispositions that constitute a Change of Control so long as Maker complies with the terms of Section 6 of this Note, if applicable;

(e)           create, incur, assume or suffer to exist any Indebtedness, except, so long as no Event of Default then exists or would exist as a result thereof, the following (“Permitted Indebtedness”):

(i)            Indebtedness outstanding on the date this covenant becomes effective and listed on a schedule delivered to Payee on such date, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension;

(ii)           obligations under the Notes and the TSE Promissory Notes;

(iii)          intercompany Indebtedness between (A) Maker and any of its Subsidiaries and (B) a Subsidiary of Maker and any other Subsidiary of Maker;

(iv)          purchase money Indebtedness to fund the purchase of property otherwise permitted under Section 8(g) of this Note and Indebtedness constituting Capital Leases permitted under Section 8(g);

(v)           Indebtedness in the form of an unsecured line of credit in an amount not to exceed in the aggregate the principal amount of $2,000,000 at any time outstanding (the “Working Capital Exclusion”);

(vi)          Accrual of interest, accretion or amortization of original issue discount or payment-in-kind interest in connection with Indebtedness otherwise permitted under this Section 8(e);

(vii)         (A) Indebtedness incurred in connection with a Permitted Acquisition and (B) Indebtedness for Capital Leases assumed pursuant to a Permitted Acquisition, provided that the aggregate Indebtedness of clauses (A) and (B) of this Section 8(e)(vii) outstanding at any time does not exceed $1,000,000;

(viii)        the Series B Preferred Stock, to the extent under GAAP, the Series B Preferred Stock would be treated as debt or mezzanine financing on the financial statements of Maker;

(ix)           Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed $500,000 in any fiscal year;

(x)            Indebtedness in respect of Maker’s guarantee of the expenses incurred by certain employees in connection with the use of credit cards sponsored by Maker in an aggregate amount not to exceed $150,000 at any time outstanding;

(xi)           Indebtedness of Evolving Systems Holdings Limited or its Subsidiaries in favor of Royal Bank of Scotland PLC in the aggregate principal amount of 800,000 pounds at any time outstanding;

(xii)          Unsecured Indebtedness in respect of Interest Rate Protection Agreements in an aggregate notional or contract amount not to exceed $250,000 at any time outstanding; and

(xiii)         reimbursement obligations under letters of credit in a face amount not to exceed $500,000 at any time outstanding;

(f)            mortgage, encumber, or create or suffer to exist Liens on any of its assets, other than the following (each, a “Permitted Lien”);

(i)            Liens that arise out of operation of law;

(ii)           easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and none of which is violated by existing or proposed restrictions on land use;

(iii)          Liens securing Indebtedness permitted under Sections 8(e)(iv) and 8(e)(vii); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost of property being acquired on the date of acquisition and (C) such Liens are granted substantially contemporaneously with the acquisition of such property;

(iv)          Liens existing on the date this covenant becomes effective and listed on a schedule delivered to Payee on such date and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby is not increased, and (C) any renewal or extension of the obligations secured or benefited thereby is not prohibited by this Note;

(v)           Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed $500,000 in any fiscal year; and

(vi)          Liens securing Indebtedness permitted under Section 8(e)(xi) and 8(e)(xiii);

(g)           make or commit to make any Capital Expenditures (whether by expenditure of cash or the incurrence of Indebtedness for Capital Leases to fund the acquisition of property pursuant to any permitted Capital Expenditure); except to the extent that the cash paid for the Capital Expenditure, when taken together with the aggregate liability required by GAAP consistently applied and in accordance with Maker’s past practice, to be reflected in Maker’s financial statements in respect of any Capital Lease (“Lease Liability”) plus the sum of (i) any cost incurred by Maker in connection with the acquisition, delivery or installation of the property which is the subject of the Capital Lease, but which cost is not included in the Lease Liability and (ii) to the extent not otherwise reflected in the Capital Lease payments, interest expense incurred in respect of the Capital Lease for the relevant fiscal year (which for purposes of this Note will be deemed a Capital Expenditure made or committed during the fiscal year in which the Capital Lease is signed or becomes effective, whichever first occurs), does not exceed $2,000,000 in any fiscal year;

(h)           enter into any transaction with any of its Affiliates that is less favorable to Maker or any of its Subsidiaries than would have been the case if such transaction had been effected on an arms length basis with a Person other than an Affiliate, except for intercompany cross-license agreements, intercompany transfer pricing agreements and arrangements and other transactions between and among Maker and its Subsidiaries otherwise permitted under this Note;

(i)            enter into or make any Investments, other than the following (each, a “Permitted Investment”):

(i)            Cash Equivalents;

(ii)           equity Investments (A) by Maker in any Subsidiary and (B) by a Subsidiary of Maker in any other Subsidiary of Maker;

(iii)          Investments consisting solely of appreciation in value of existing Investments permitted hereunder;

(iv)          any Permitted Payments under Section 8(b) of this Note, without duplication; and

(v)           any Permitted Indebtedness under Section 8(e) of this Note, without duplication.

(j)            change its fiscal year;

(k)           change or amend its Certificate of Incorporation or Bylaws in a manner adverse to Payee’s rights and remedies under this Note; or

(l)            engage in any material line of business not related to the OSS communications industry or any business reasonably related or incidental thereto (the “Maker’s Business”).

9.             Determination of Accretive in Connection with Permitted Acquisitions.

(a)           In the event Maker proposes to enter into an agreement to acquire another Person (the “Proposed Acquisition”), Maker shall deliver written notice of such event, together with the Financial Projections, to Payee, no later than twenty (20) calendar days prior to the contemplated effective date of the Proposed Acquisition.  The Financial Projections shall be deemed accepted and conclusive and binding upon all holders of the Notes (including Payee), unless holders of the Notes holding at least 40% of the Aggregate Principal Indebtedness shall give written notice to Maker (such holders who give such notice, the “Disagreeing Payees”) of the items in the Financial Projections with which the Disagreeing Payees disagree (the “Accretive Calculation Disagreement Notice”) within twenty (20) calendar days after the receipt by Payee of the Financial Projections.  The Accretive Calculation Disagreement Notice shall specify each item disagreed with by the Disagreeing Payees (or the Disagreeing Payees’ calculation thereof), the reason for the disagreement and a restatement of the item disagreed with to reflect the view of the Disagreeing Payees.  If Maker disagrees with the Disagreeing Payees’ position as set forth in the Accretive Calculation Disagreement Notice, then Maker shall notify the Disagreeing Payees within twenty (20) calendar days after the receipt by Maker of the Accretive Calculation Disagreement Notice (“the Maker’s Notice Period”) that Maker disagrees with the Accretive Calculation Disagreement Notice.  Maker and the Disagreeing Payees shall, during the twenty (20) calendar days after receipt by the Disagreeing Payees of such notice (the “Negotiation Period”), negotiate in good faith to resolve any such disagreements.  If at anytime during but not later than the end of the Negotiation Period Maker and the Disagreeing Payees have been unable to resolve their disagreements, either Maker or the Disagreeing Payees will have the right to engage on behalf of Maker and Disagreeing Payees, Grant Thornton LLP (or such other Person mutually agreed to in writing by Maker and the Disagreeing Payees) (the “Unaffiliated Firm”) to resolve the items set forth in the Accretive Calculation Disagreement Notice with respect to which there is continuing disagreement between Maker and the Disagreeing Payees.  If Maker notifies the Disagreeing Payees in writing that it agrees with the Accretive Calculation Disagreement Notice or does not provide the Disagreeing Payees with notice of Maker’s disagreement by the expiration of the Maker’s Notice Period or if an Unaffiliated Firm is not engaged as provided in this Section 9(a), the Financial Projections, as modified by the Accretive Calculation Disagreement Notice, shall be binding on Maker and all holders of the Notes.

(b)           The Unaffiliated Firm, employing such procedures as it in its sole discretion deems necessary or appropriate in the circumstances, shall resolve those disagreements with the Financial Projections as set forth in the Accretive Calculation Disagreement Notice which remain unresolved between Maker and the Disagreeing Payees.  The Unaffiliated Firm shall submit to Maker and the Disagreeing Payees a report of its review of the contested items in the Accretive Calculation Disagreement Notice as quickly as practicable and shall include in such report its determination as to whether the effect of the Proposed Acquisition is Accretive.  The determination so made by the Unaffiliated Firm shall be conclusive, binding on and non-appealable by, Maker and all holders of the Notes.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by Maker and one half by the holders of the Notes (based upon their Pro Rata Shares at the time of the engagement of the Unaffiliated Firm in accordance with Section 9(a) of this Note).  Notwithstanding all of the foregoing, Maker may elect, at any time, not to comply with this Section 9 with respect to a Proposed Acquisition (or if Maker otherwise fails to properly comply with the terms of this Section 9) in which event, the Proposed Acquisition shall be deemed not to be Accretive.

(c)           None of the provisions of this Section 9 shall be applicable to Maker until the Payment in Full of the Senior Debt (as such terms “Payment in Full” and “Senior Debt” are defined in the Subordination Agreement).

10.           Events of Default.

(a)           For purposes of this Note, an “Event of Default” shall have occurred hereunder if any of the following have occurred, provided, however, the occurrence of any of the following events, other than those set forth in subsections (a)(i), (a)(iii), (a)(iv), and (a)(vii), shall not be an Event of Default unless and until the Payment in Full of the Senior Debt (as such terms “Payment in Full” and “Senior Debt” are defined in the Subordination Agreement):

(i)            Maker shall fail to pay within one (1) business day after the date when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Payee hereunder or otherwise, including the other Notes;

(ii)           Maker shall default in the performance of any other agreement or covenant contained herein (other than as provided in Section 10(a)(i) of this Note) or under any other Note, and such default shall continue uncured for twenty (20) consecutive days after notice thereof to Maker given by Payee;

(iii)          Maker becomes insolvent or generally fails to pay its debts as such debts become due or admits in writing its inability to pay its debts as such debts become due; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within ninety (90) consecutive days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within ninety (90) consecutive days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by or against Maker and, in the case of proceedings not instituted or commenced by Maker, if contested by Maker, and not dismissed or stayed within ninety (90) consecutive days; if any order for relief is entered relating to any of the foregoing proceedings which order is not stayed; if Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Maker shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

(iv)          (A) This Note or any of the other Notes shall, for any reason (other than payment or satisfaction in full of the obligations represented thereby) not be or shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void or (B) the validity or enforceability of any of the Notes shall be contested by Maker;

(v)           If Maker shall be in default with respect to any payment, when due (subject in each case to applicable grace or cure periods), of any Indebtedness in excess of $175,000

(other than under this Note or any other Note), or any other default shall occur under any agreement or instrument evidencing such Indebtedness, if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto, or any other circumstance which arises (other than the mere passage of time) by reason of which any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity;

(vi)          Beginning with the fiscal half year ending December 31, 2005, as of the last day of any fiscal half year ending in any June or December, Maker’s Ratio of Indebtedness to EBITDA shall be greater than 4-to-1.  For purposes of calculating EBITDA for this Section 10(a)(vi), (x) all non-cash charges for goodwill impairment resulting from the transactions contemplated by the Stock Purchase Agreement shall be added back to Net Income; and (y) Net Income shall not be modified as a result of any “mark to market” adjustments resulting from any anti-dilution or other adjustments with respect to this Note or the Maker’s Series B Preferred Stock.  For the purposes of calculating Indebtedness for this Section 10(a)(vi), Indebtedness shall not be modified as a result of any “mark to market” adjustments resulting from any anti-dilution or other adjustments with respect to this Note or the Maker’s Series B Preferred Stock; or

(vii)         Subject to Section 11(b) of this Note, if Maker shall have failed to maintain an effective Shelf Registration Statement as provided under Section 5 of the Series B Designation (a “Registration Event of Default”).

Notwithstanding anything contained herein to the contrary, no Event of Default shall be deemed to have occurred under this Note if the Event of Default resulted solely from a breach of any representation, warranty or covenant of TTGL under the Stock Purchase Agreement.

(b)           In the event that Payee transfers any portion of the outstanding principal balance of this Note to any Person (other than Payee’s shareholders and Affiliates of such shareholders) and, at the time of transfer, Payee does not also transfer the greater of (i) a number of Registrable Shares at least equal to the product of the number of Registrable Shares then held by Payee, its shareholders or Affiliates of such shareholders multiplied by a fraction, the numerator of which is the amount of the outstanding principal balance of this Note transferred to such Person, and the denominator of which is the aggregate principal amount of all Notes held by Payee or (ii) at least 50,000 Registrable Shares (the “Share Transfer Minimum”) to such Person, Section 10(a)(vii) of this Note shall terminate with respect to the portion of this Note so transferred.  In the event Payee transfers any of the outstanding principal of this Note to any Person (other than Payee’s shareholders and Affiliates of such shareholders) and, at the time of transfer, also transfers to such Person at least the Share Transfer Minimum, the occurrence of a Registration Event of Default shall continue to constitute an Event of Default and such Person shall be entitled to exercise the remedies arising under this Note upon the occurrence and during the continuation of a Registration Event of Default.  Without limiting any of the foregoing and for purposes of clarity, for so long as this Note is held by Payee, its shareholders or the Affiliates of such shareholders (regardless of whether in the event of a transfer of this Note to any of Payee’s shareholders or the Affiliates of such shareholders Payee simultaneously transfers the Share Transfer Minimum) the occurrence of a Registration Event of Default shall constitute an Event of Default and the remedies available to Payee upon the occurrence and during the continuation of an Event of Default shall continue unaffected with respect to the portion of this Note held by Payee, Payee’s shareholders and Affiliates of such shareholders.

11.           Consequences of Default.

(a)           Upon the occurrence and during the continuance of an Event of Default, the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, as well as all out-of-pocket costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred by Payee in connection with the collection or enforcement of this Note, shall at the option of the Requisite Payees, upon notice to Maker (except if an Event of Default described in Section 10(a)(iii) of this Note shall occur in which case acceleration shall occur automatically without notice) be declared to be due and payable immediately, and payment of the same may be enforced and recovered by the entry of judgment of this Note and the issuance of execution thereon.

(b)           In addition to all of the sums payable hereunder, Maker agrees to pay Payee all reasonable costs and expenses incurred by Payee in connection with any and all actions taken to enforce collection of this Note upon the occurrence of an Event of Default, including all reasonable attorneys’ fees.

12.           Remedies not Exclusive.  The remedies of Payee provided herein or otherwise available to Payee at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

13.           Ranking.  This Note is one of several Notes issued by Maker to several Persons.  Subject to the right of each holder of the Notes to accelerate payment of all amounts due or owed by Maker to such holder under such holder’s Note upon a Change of Control in accordance with Section 6 of the Notes, each Note is ranked pari passu with each other Note in the payment of interest and principal, and payments of interest and principal by Maker under the Notes, including prepayments, if any, shall be made based upon the Pro Rata Share of each holder of a Note.  In the event it is determined that Payee has received payments in respect of interest or principal under this Note which are disproportionately greater than payments of interest or principal made to one or more obligees due in respect to the other Notes (determined in accordance with the preceding sentence) then Payee shall be deemed to have received and shall hold such greater amount solely in trust for the benefit for each of the obligees to whom such excess should inure, and Payee shall forthwith deliver such excess amount to Maker for payment to such other obligees.

14.           Notices; Payments.  All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to Maker:	Evolving Systems, Inc.
9777 Pyramid Court, Suite 100
Englewood, CO 80112
Attention: Anita Moseley, General Counsel
Tel: (303) 802-2599
Fax: (303) 802-1138

With copy to:	Holme Roberts & Owen LLP
1700 Lincoln St., Suite 4100
Denver, CO 80203-4541
Attention: Charles D. Maguire, Jr., Esq.
Tel: (303) 861-7000

Fax: (303) 866-0200

If to Payee:	[Payee Name]
[Payee Address]

Attn:
Tel:
Fax:

With copy to:	[Insert Name and Address]

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

Unless otherwise agreed by Maker and Payee, all payments hereunder by Maker to Payee shall be made by wire transfer to an account designated in writing by Payee.

15.           Severability.  In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.           Successors and Assigns; Assignment.  This Note inures to the benefit of Payee and binds Maker, and its successors and assigns, and the words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.  Maker may not assign or transfer this Note, without the consent of Payee.  At any time and from time to time, Payee, in its sole discretion, may transfer to any Person all or a portion of the outstanding principal and/or accrued interest hereunder without the consent of Maker, provided, however, that:  (A) the minimum aggregate amount of such transfer shall be at least equal to the lesser of (i) $500,000 in principal amount and (ii) the outstanding principal balance of this Note at the time of transfer; (B) any such transfer shall be to (i) one holder or (ii) an Affiliated Group of holders (excluding natural persons) with a common manager, general partner or investment adviser; and (C) the transfer shall be made in accordance with applicable securities laws.  For purposes of determining whether the aggregate amount being transferred under this Note meets the $500,000 threshold in the preceding sentence, all amounts of Notes to be transferred by Advent Holders may be aggregated and all amounts of Notes to be transferred by Apax Holders may be aggregated.  This Note may not be assigned, transferred or sold by Payee to any Person that engages in, or controls an entity that engages in, a business competitive with Maker’s Business.  Furthermore, as a condition of the transfer, any transferee of Payee of this Note must agree to become bound by the provisions of this Note and the Subordination Agreement.

17.           Entire Agreement.  This Note (together with the other Notes and the Subordination Agreement) contains the entire agreement between the parties with respect to the subject matter hereof and thereof.

18.           Modification of Agreement; Waivers.  No provision of this Note may be modified, altered, amended or waived, except by an agreement in writing signed by both Maker and a

Super Majority of Payees; provided, however, that no modification, alteration, amendment or waiver shall, without the consent of Payee:

(a)           extend the Maturity Date of this Note or postpone any payment of principal or change the payment amount due under Section 2 of this Note;

(b)           waive any Event of Default under Section 10(a)(i) of this Note;

(c)           reduce the percentage specified in the definitions of Requisite Payees or Super Majority of Payees;

(d)           increase the percentage specified in the definitions of Requesting Holder;

(e)           amend Sections 3, 4, 5, 13 or 18 of this Note; provided, however, that a Super Majority of Payees may waive the requirement of payment of default interest under Section 4 of this Note in connection with a concurrent waiver of an Event of Default; or

(f)            release Maker from its obligation to pay this Note.

19.           Releases by Maker.  Maker hereby releases Payee from all technical and procedural errors, defects and imperfections whatsoever in enforcing the remedies available to Payee upon a default by Maker hereunder and hereby waives all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note, in whole or in part and in any order as may be desired by Payee.

20.           Waivers by Maker.  Maker (and all endorsers, sureties and guarantors) hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note (other than notices expressly required by the terms of this Note); liability hereunder shall be unconditional and shall not be affected in any manner by an indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

21.           Revenue and Stamp Tax.  Maker shall pay all reasonable out-of-pocket expenses incurred by Payee in connection with any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to this Note.

22.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

23.           Limitations of Applicable Law.  Notwithstanding any provision contained herein, Maker’s liability for the payment of interest shall not exceed the limits now imposed by any applicable usury law.  If any provision of this Note requires interest payments in excess of the highest rate permitted by law, the provision in question shall be deemed to require only the highest such payment permitted by law.  Any amounts theretofore received by Payee hereunder in excess of the maximum amount of interest so permitted to be collected by Payee shall be applied by Payee in reduction of the outstanding balance of principal or, if this Note shall theretofore been paid in full, the amount of such excess shall be promptly returned by Payee to Maker.

24.           Consent to Jurisdiction and Service of Process.  Maker irrevocably appoints each of Maker’s Authorized Officers as its attorneys-in-fact upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note.  Maker hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware or in the United States District Court of Delaware by service of process on any such officer.  Maker further agrees that the courts of the State of Delaware and the United States District Court of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of Maker.  Notwithstanding the foregoing, Payee, in its absolute discretion, may also initiate proceedings in the courts of any other jurisdiction in which Maker may be found or in which any of its properties may be located.

25.           Headings.  The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

26.           WAIVER OF JURY TRIAL.  MAKER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF PAYEE.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE’S ADVANCING THE FUNDS UNDER THIS NOTE.

27.           ACKNOWLEDGEMENTS.  MAKER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS NOTE, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL SET FORTH IN SECTION 26 HAVE BEEN FULLY EXPLAINED TO MAKER BY SUCH COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first set forth above.

EVOLVING SYSTEMS, INC.

By:	/s/ Brian R. Ervine
Name:	Brian R. Ervine
Title:	Executive Vice President and Chief
Financial and Administrative Officer

Acknowledged and Agreed:

PAYEE:

[Insert Name of Payee]

By:
Name:
Title:

SCHEDULE 1
DEFINITIONS

“Accretive” shall mean, with respect to a Proposed Acquisition, that the projected pro forma consolidated EBITDA (calculated on a per share basis) of Maker and the other constituent entity(ies) in such transaction, and the respective Consolidated Subsidiaries of Maker and such constituent entity(ies) for the twelve calendar month period immediately following such transaction, is not less than the projected EBITDA (calculated on a per share basis), on a consolidated basis, of Maker and its Consolidated Subsidiaries for the same period, all as presented in the Financial Projections.

“Advent Holders” shall mean any holder of the Notes that is an investment fund and (i) is an Affiliate of Advent International Corporation or (b) for which Advent International Corporation is the investment advisor (with full authority to bind).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate of some other Person in the group.

“Aggregate Principal Indebtedness” shall mean, as of any date of determination, the sum of the principal amounts outstanding under the Consideration Notes in effect at such time.

“Apax Holders” shall mean Apax WW Nominees Ltd with company number 04693597, an entity formed and registered in England and Wales with company number 02140054 and any holder of the Notes that is an investment fund and (i) is an Affiliate of Apax Partners Ltd. or (b) for which Apax Partners Ltd. is the investment advisor (with full authority to bind).

“Authorized Officer” shall mean, with respect to Maker, the chief executive officer, chief financial officer, any vice president, treasurer, comptroller, or general counsel.

“Available Cash for Payment” shall mean, with respect to any Quarterly Payment Date, an amount equal to (i) Revolving Loan Availability plus (ii) Unrestricted Cash plus (iii) the Fair Market Value of Marketable Securities minus (iv) $4.5 million.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash, or incurred by entering into a synthetic lease arrangement or a Capital Lease, or otherwise accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, and all research and development expenditures which in accordance with GAAP are or should be accounted for as a capital expenditure in the balance sheet of that Person, but excluding expenditures to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Transaction” shall mean any consolidation or merger of Maker with another entity, or the sale of all or substantially all of its assets to another entity, or any reorganization or reclassification of the Common Stock or other equity securities of Maker.

“Cash Equivalents” shall mean any of the following: (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made; (ii) time deposits and certificates of deposit, Eurodollar time deposits, overnight bank deposits and other interest bearing deposits or accounts (other than securities accounts) or bankers’ acceptances having a final maturity of not more than one year after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $500,000,000.00 and with a senior unsecured debt credit rating of at least “A-2” by Moody’s or “A” by S&P; (iii) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States of America or one of the States thereof or the District of Columbia, in each case having a remaining term until maturity of not more than two hundred seventy (270) days from the date such investment is made and rated at least P-1 by Moody’s or at least A-1 by S&P; (iv) repurchase agreements with any financial institution having combined capital and surplus of not less than $500,000,000.00 with a term of not more than seven (7) days for underlying securities of the type referred to in clause (i) above; and (v) money market funds which invest primarily in the Cash Equivalents set forth in the preceding clauses (i) - (iv).

“Change of Control” shall mean (i) any Person, Affiliated Group or group (such term being used as defined in the Securities Exchange Act of 1934, as amended), other than a Primary Holder (as such term is defined in the Series B Designation) acquiring ownership or control of in excess of 50% of equity securities having voting power to vote in the election of the Board of Directors of Maker either on a fully diluted basis or based solely on the voting stock then outstanding, (ii) if at any time, individuals who at the date hereof constituted the Board of Directors of Maker (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Maker, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Maker then in office, (iii) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Maker to any Person or (iv) the adoption of a plan relating to the liquidation or dissolution of Maker.

“Compensation” shall mean all salary and bonuses, but excludes any compensation under any equity incentive plan.

 “Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of greater than 50% of the voting securities of such Person or by acting as the general partner of a limited partnership (the terms “Controlled by” and “under common Control with” shall have correlative meanings.)

 “EBITDA” shall mean for any period, Net Income for such period plus, without duplication, the aggregate amounts deducted in determining Net Income during such period, the sum of (a) interest paid on Indebtedness for such period, (b) income taxes for such period, (c) depreciation expense for such period and (d) amortization expense for such period, all as determined in accordance with GAAP as applied in accordance with past practice.

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“ESI Entities” shall mean each individually and all collectively, Maker, TSE, Evolving Systems Holdings, Inc., Evolving Systems, Ltd., Evolving Systems Holdings, Ltd. and all guarantors of the Senior Debt (as defined in the Subordination Agreement) or the Notes, if any.

“Executive Officer” shall mean any officer of Maker whose compensation is determined by the Compensation Committee of the Board of Directors of Maker.

“Fair Market Value of Marketable Securities” shall mean, with respect to any Quarterly Payment Date, (without duplication for any amounts included in Unrestricted Cash) the fair market value (determined in a commercially reasonable manner) of all readily marketable securities (as defined in the UCC) set forth on the balance sheet(s) of the ESI Entities as of the end of the applicable fiscal quarter.

“Financial Projections” shall mean written financial projections prepared by Maker and certified by Maker’s chief financial officer, prepared in good faith and based upon reasonable assumptions and estimates regarding the economic, business, industry market, legal and regulatory circumstances and conditions relevant to Maker.

“GAAP” shall mean generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intending to guarantee, or otherwise providing credit support, for any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services from the primary obligor or other Person, in each case, primarily for the purpose of assuring the performance of the primary obligor of any such primary obligation or assuring the owner of any such primary obligation of the repayment of such primary obligation.  The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables arising in the ordinary course of business and payable in accordance with customary trading terms not in excess of 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person); (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan); (iii) indebtedness of others which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefore (other than for collection or deposit in the ordinary course of business); (iv) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (provided, that if such Person has not assumed such indebtedness of another Person then the

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amount of indebtedness of such Person pursuant to this clause (iv) for purposes of this Note shall be equal to the lesser of the amount of the indebtedness of the other Person or the fair market value of the assets of such Person which secures such other indebtedness); (v) obligations of such Person relative to the face amount of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) that portion of obligations of such Person under Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (vii) all obligations of such Person under any Interest Rate Protection Agreement; (viii) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (ix) any Guaranty by such Person in respect of any of the foregoing.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect a Maker or any of its Subsidiaries against fluctuations in interest rates or to reduce the effect of any such fluctuations.

“Investment” shall mean any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, guaranty or otherwise.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Material Adverse Effect” shall mean a (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Maker or (ii) the material impairment of the ability of Maker to perform its obligations under the Notes or of any of the holders of the Notes to enforce the obligations of Maker under the Notes.

 “Net Income” shall mean for any period, net income on a consolidated basis for that period determined in accordance with GAAP applied consistently with past practice.

 “Notes” shall mean the Subordinated Notes dated as of November     , 2005, including this Note, in the original aggregate principal amount of $              , issued by Maker in exchange for those certain Secured Notes referred to as “A Notes” in the original aggregate principal amount of $11,950,000, as such Subordinated Notes may be amended, restated, modified or replaced in substitution by any other note or notes from time to time.

“Permitted Acquisitions” shall mean any acquisition of fifty percent (50%) or more of the equity interests or all or substantially all of the assets of a third party so long as (i) such acquisition is Accretive, and approved by Maker’s board of directors, (ii) following the consummation of the acquisition Maker has a cash balance of at least $5,000,000, on a consolidated basis, and (iii) Maker does not incur any Indebtedness in connection with such acquisition.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Pro Rata Share” shall mean at any time of determination thereof, the proportion that the outstanding principal amount of this Note bears to the aggregate outstanding principal amount of all of the Notes.

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“Quarterly Payment Date” shall mean the tenth (10th) business day (as hereinafter defined) following the earlier of (i) delivery to Senior Agent of the financial statements and compliance certificates of Maker and the other ESI Entities for the applicable fiscal quarter as required by the Senior Credit Agreements and (ii) the due date for delivery under the Senior Credit Agreements for the financial statements and compliance certificates of Maker and the other ESI Entities for the applicable fiscal quarter as required by the Senior Credit Agreements (commencing with the tenth (10th) business day following the earlier of (i) delivery to Senior Agent of the audited financial statements and compliance certificates for the fiscal year ending December 31, 2005 as required by the Senior Credit Agreements and (ii) the due date for delivery under the Senior Credit Agreements of the audited financial statements and compliance certificates for the fiscal year ended December 31, 2005 as required by the Senior Credit Agreements).  For purposes of this definition, “business day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Senior Agent is authorized or required by law to be closed.

“Registrable Shares” shall have the meaning set forth with respect thereto in the Investor Rights Agreement dated as of November 1, 2004.

“Requesting Holder” shall mean, on any given date of determination:  (a) any holder holding 40% or more of the Aggregate Principal Indebtedness at the time of such request and (b) any group of holders holding 40% or more of the Aggregate Principal Indebtedness at the time of such request provided that such holders have appointed a single representative to act on behalf of such holders with respect to the rights described in Section 7(a) of this Note and the other Notes.

“Requisite Payees” shall mean, on any given date of determination, holders of the Notes holding 50.1% or more of the Aggregate Principal Indebtedness.

“Revolving Loan Availability” shall mean, with respect to any Quarterly Payment Date, the average daily amount of “Availability”(as defined in the Revolving Loan Credit Agreement) for the last calendar month of the applicable fiscal quarter.

“Revolving Loan Credit Agreement” shall mean the Revolving Loan Credit Agreement, dated as of the date hereof, among Evolving Systems Holdings, Ltd, as borrower, Evolving Systems Ltd., as guarantor, Senior Agent, as agent, and CSE Finance, Inc., as the initial lender, as amended, amended and restated modified or supplemented from time to time (subject to any applicable restrictions contained in the Subordination Agreement).

“Series B Designation” shall mean the Certificate of Designation of Maker’s Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware.

“Senior Credit Agent” shall mean CapitalSource Finance LLC, a Delaware limited liability company, as agent for the “Lenders” from time to time party to the Senior Credit Agreements, together with its successors and permitted assigns pursuant to the terms of the Senior Credit Agreements and the Subordination Agreement.

“Senior Credit Agreements” shall mean collectively the Term Loan Agreement and the Revolving Loan Credit Agreement.

 “Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of November 2, 2004, by and among Maker, TTGL and the parties listed therein.

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“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the date hereof, among Maker, the other obligors named therein, the Senior Agent and the holders of the Notes.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Super Majority of Payees” shall mean, on any given date of determination, holders of the Notes holding 60% or more of the Aggregate Principal Indebtedness.

“Term Loan Agreement” shall mean the Credit Agreement, dated as of the date hereof, among Maker, the other obligors referred to therein and CapitalSource Finance LLC, as agent and the initial lender, as amended, amended and restated, modified or supplemented from time to time (subject to any applicable restrictions contained in the Subordination Agreement).

“TTGL” shall mean Tertio Telecoms Group Ltd., an entity formed and registered in England and Wales with a company number 4419858.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Unrestricted Cash” shall mean, with respect to any Quarterly Payment Date, the amount of unrestricted cash and Cash Equivalents determined in accordance with GAAP and set forth on the balance sheet(s) of the ESI Entities as of the end of the applicable fiscal quarter

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